Exhibit 99.2
THE HOUSTON EXPLORATION COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$29,487	$53,950
Accounts receivable	76,664	86,416
Derivative financial instruments	2,494	—
Inventories	4,786	2,900
Deferred tax asset	19,811	10,244
Prepayments and other	5,506	8,370

Total current assets	138,748	161,880

Natural gas and oil properties, full cost method
Unevaluated properties	34,880	28,317
Properties subject to amortization	3,605,097	3,478,878
Other property and equipment	15,211	15,101

	3,655,188	3,522,296
Less: Accumulated depreciation, depletion and amortization	1,988,032	1,930,964

	1,667,156	1,591,332

Other non-current assets	16,368	18,514

Total Assets	$1,822,272	$1,771,726

Liabilities:
Accounts payable and accrued expenses	$144,190	$151,482
Derivative financial instruments	27,698	10,151

Total current liabilities	171,888	161,633
Long-term debt and notes	175,000	175,000
Derivative financial instruments	14,165	17,247
Deferred income taxes	377,912	363,322
Asset retirement obligations	77,314	72,782
Other non-current liabilities	21,243	17,138

Total Liabilities	837,522	807,122

Commitments and Contingencies (see Note 3)

Stockholders’ Equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized and no shares issued	—	—
Common Stock, $0.01 par value, 100,000,000 shares authorized and 28,231,771 and 28,098,172 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	282	281
Additional paid-in capital	260,115	253,922
Retained earnings	740,765	731,150
Accumulated other comprehensive income (loss)	(16,412)	(20,749)

Total Stockholders’ Equity	984,750	964,604

Total Liabilities and Stockholders’ Equity	$1,822,272	$1,771,726

The accompanying notes are an integral part of these consolidated financial statements.

THE HOUSTON EXPLORATION COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Natural gas and oil revenues	$103,623	$177,019
Other	208	585

Total revenues	103,831	177,604

Operating expenses:
Lease operating	13,174	21,812
Severance tax	1,843	4,752
Transportation expense	2,362	2,771
Asset retirement accretion expense	1,082	1,327
Depreciation, depletion and amortization	57,089	83,761
General and administrative, net of amounts capitalized	10,145	8,606

Total operating expenses	85,695	123,029

Income from operations	18,136	54,575

Other (income) expense	(542)	—
Interest expense, net of amounts capitalized	3,105	8,721

Income before income taxes	15,573	45,854

Provision for income taxes	5,628	16,082

Net income	$9,945	$29,772

Earnings per share:
Net income per share — basic	$0.36	$1.03
Net income per share — diluted	$0.35	$1.02

Weighted average shares outstanding — basic	27,945	29,042
Weighted average shares outstanding — diluted	28,415	29,310
The accompanying notes are an integral part of these consolidated financial statements.

THE HOUSTON EXPLORATION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Operating Activities:
Net income	$9,945	$29,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	57,089	83,761
Deferred income tax expense	3,887	11,524
Asset retirement accretion expense	1,082	1,327
Stock compensation expense	2,421	2,517
Amortization of post retirement benefits	83	—
Unrealized loss (gain) on derivative instruments	18,670	(4,586)
Changes in operating assets and liabilities:
Accounts receivable	9,752	31,008
Inventories	(1,886)	(681)
Prepayments and other	2,864	5,409
Other non-current assets	2,146	1,304
Accounts payable and accrued expenses	(1,966)	(37,481)
Other non-current liabilities	2,465	(1,753)

Net cash provided by operating activities	106,552	122,121

Investing Activities:
Investment in property and equipment	(134,789)	(128,391)
Deposit paid for property acquisition	—	(2,200)
Dispositions and other	—	189,371

Net cash (used in) provided by investing activities	(134,789)	58,780

Financing Activities:
Proceeds from long-term borrowings	—	163,000
Repayments of long-term borrowings	—	(336,000)
Proceeds from issuance of common stock from exercise of stock options	3,402	3,213
Excess tax benefit from non-qualified stock options	372	445

Net cash provided by (used in) financing activities	3,774	(169,342)
(Decrease) increase in cash and cash equivalents	(24,463)	11,559
Cash and cash equivalents, beginning of period	53,950	7,979

Cash and cash equivalents, end of period	$29,487	$19,538

Supplemental Information:
Non-cash transactions:
Change in investments in property and equipment accrued, not paid	$5,326	$7,444
Exchange of natural gas and oil producing properties and acreage	11,500	—
Cash paid during period for:
Interest	$382	$6,952
Federal and state income taxes paid (refunded)	(10,987)	—
The accompanying notes are an integral part of these consolidated financial statements.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — Summary of Organization and Significant Accounting Policies
Overview of Our Business and Pending Merger
We are an independent natural gas and oil producer engaged in the exploration, development, exploitation and acquisition of natural gas and oil reserves in North America. We were founded in December 1985 as a Delaware corporation and completed our initial public offering in September 1996. Our operations are concentrated in four producing regions within the United States: South Texas; the Arkoma Basin; East Texas; and the Rocky Mountains.
On March 31, 2006, we completed the sale of the Texas portion of our Gulf of Mexico assets and on June 1, 2006, we completed the sale of substantially all of our Louisiana Gulf of Mexico assets (see Note 4 – Acquisitions and Dispositions – Sale of Gulf of Mexico Assets – 2006). The sale of these offshore properties was part of our strategic plan announced in November 2005 to shift our operating focus primarily onshore. The sale of our Gulf of Mexico assets had a significant impact on our operating results for the year ended December 31, 2006 and on the comparability of our results for the first quarter of 2007 to the first quarter of 2006.
On January 7, 2007, we announced the conclusion to a strategic alternatives review process which began in June 2006 with our entry into an agreement and plan of merger with Forest Oil Corporation. Under the merger agreement, Forest will acquire all of the outstanding shares of Houston Exploration for a combination of cash and Forest common stock.
Under the terms of the merger agreement, our shareholders will receive total consideration equal to 0.84 shares of Forest common stock and $26.25 in cash for each outstanding share of Houston Exploration common stock, or an aggregate of an estimated 23.8 million shares of Forest common stock and cash of $740 million. Based on the closing price of Forest common stock on January 5, 2007, the last trading day prior to announcement of the transaction, this represents $52.47 per share of merger consideration to be received by Houston Exploration shareholders. Based on the closing price of Forest common stock on April 30, 2007, the merger consideration would have a value of approximately $55.85 per share of Houston Exploration common stock. The actual value of the merger consideration to be received by our shareholders will depend on the average closing price of Forest common stock for the ten trading days ending three calendar days prior to the effective date of the merger, and the amount of cash and stock consideration will be determined by shareholder elections, subject to proration and an equalization formula. It is anticipated that the stock portion of the consideration will be tax free to Houston Exploration shareholders. Upon completion of the transaction, it is expected that Forest shareholders would own approximately 73% of the combined company, and Houston Exploration shareholders would own approximately 27%.
The Boards of Directors of Houston Exploration and Forest each unanimously approved the proposed merger. The merger is subject to customary terms and conditions, including the approval of stockholders of both Houston Exploration and Forest. Houston Exploration and Forest have scheduled special meetings of stockholders on June 5, 2007 to consider and vote on matters associated with the merger. Houston Exploration stockholders of record as of the close of business on April 30, 2007, the record date for its special meeting, are entitled to notice of, and to vote at, the special meeting. If the merger is approved by the stockholders of both Houston Exploration and Forest, closing of the merger is expected to occur in June 2007. Please read the definitive joint proxy statement / prospectus of Houston Exploration and Forest dated May 1, 2007.
Principles of Consolidation
Our consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.
Interim Financial Statements
Our balance sheet at March 31, 2007 and the statements of operations and cash flows for the periods indicated herein have been prepared without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted, although we believe that the disclosures contained herein are adequate to make the information presented not misleading. Our balance sheet at December 31, 2006 is derived from our December 31, 2006 audited financial statements, but does not include all disclosures required by GAAP. The financial statements included herein should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
In the opinion of our management, these financial statements reflect all adjustments necessary for a fair statement of the results for the interim periods on a basis consistent with the annual audited financial statements. All such adjustments are of a normal recurring nature. The results of operations for such interim periods are not necessarily indicative of the results for the full year.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Our most significant estimates are those based on remaining proved natural gas and oil reserves. Specifically, estimates of proved reserves are key components of our depletion rate for natural gas and oil properties and our full cost ceiling test limitation. In addition, estimates are used in determining taxes, accruals of operating costs and production revenues, asset retirement obligations, fair value and effectiveness of derivative instruments, fair value of stock options and stock-based compensation expense. Because there are numerous uncertainties inherent in the estimation process, actual results could differ materially from these estimates.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Revenue Recognition and Gas Imbalances
We use the entitlements method of accounting for the recognition of natural gas and oil revenues. Under this method of accounting, income is recorded based on our net revenue interest in production or nominated deliveries. We recognize and record sales when production is delivered to a specified pipeline point, at which time title and risk of loss are transferred to the purchaser. Our arrangements for the sale of natural gas and oil are evidenced by written contracts with determinable market prices based on published indices. We continually review the creditworthiness of our purchasers in order to reasonably assure the timely collection of our receivables. Historically, we have experienced no material losses on receivables.
We incur production gas volume imbalances in the ordinary course of business. Net deliveries in excess of entitled amounts are recorded as liabilities, while net under-deliveries are reflected as assets. Imbalances are reduced either by subsequent recoupment of over- and under-deliveries or by cash settlement, as required by applicable contracts. Production imbalances are marked-to-market at the end of each month at the lowest of (i) the price in effect at the time of production; (ii) the current market price; or (iii) the contract price, if a contract is applicable.
At March 31, 2007, we had production imbalances representing assets of $0.8 million and liabilities of $4.5 million. At December 31, 2006, we had production imbalances representing assets of $2.8 million and liabilities of $2.4 million. Our receivables for production imbalances relate primarily to certain South Texas and Arkoma Basin properties and our payables relate primarily to certain Arkoma Basin properties. A significant portion of the Arkoma Basin imbalances were assumed in connection with our initial acquisition of these properties, and due to the inherent long life and comparatively low production rate of the wells, the imbalances will likely require a long period of time to resolve. Production imbalances are included in the line items “other non-current assets” and “other non-current liabilities” on our balance sheet.
Cash and Cash Equivalents
We consider all highly liquid, short-term investments with original maturities of three months or less to be cash and cash equivalents.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Net Income Per Share
Basic net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share assumes the conversion of all potentially dilutive securities and is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding plus all potentially dilutive securities. For us, potentially dilutive common shares consist primarily of stock options and restricted stock and restricted units.

	Three Months Ended
	March 31,
	2007	2006
	(in thousands, except per
	share amounts)
Numerator:
Net income	$9,945	$29,772

Denominator:
Weighted average shares outstanding	27,945	29,042
Add potentially dilutive securities: options and restricted stock/units	470	268

Total weighted average shares outstanding and dilutive securities	28,415	29,310

Earnings per share – basic:	$0.36	$1.03
Earnings per share – diluted:	$0.35	$1.02
For the three months ended March 31, 2007 and 2006, the calculation of shares outstanding for net income per share on a diluted basis does not include the effect of outstanding stock options to purchase 817,209 and 658,227 shares, respectively, because the exercise price for these shares was greater than the average market price for the respective periods, which would have an antidilutive effect on net income per share.
Comprehensive Income
Comprehensive income includes net income and certain items that are recorded directly to stockholders’ equity and classified as other comprehensive income. The table below summarizes comprehensive income and provides the components of the change in accumulated other comprehensive income (loss) for the three-month periods ended March 31, 2007 and 2006.

	Three Months Ended March 31,
	2007	2006
	(in thousands)
Net income	$9,945	$29,772
Other comprehensive income
Derivative instruments settled and reclassified, net of tax	4,284	170,288
Future post retirement benefit obligation, net of tax	53	—

Total other comprehensive income	4,337	170,288

Comprehensive income	$14,282	$200,060

Natural Gas and Oil Properties
Full Cost Accounting. We use the full cost method to account for our natural gas and oil properties. Under full cost accounting, all costs directly associated with the acquisition, exploration and development of natural gas and oil reserves are capitalized into a “full cost pool.” These capitalized costs include costs of all unevaluated properties, internal general and administrative costs directly related to our acquisition, exploration and development activities and capitalized interest. We amortize these costs using a unit-of-production method. Under this method, we compute the provision for depreciation, depletion and amortization at the end of each quarter by multiplying our total production for such quarter by a depletion rate. The depletion rate is determined by dividing our total unamortized cost base by our net equivalent proved reserves at the beginning of the quarter. Our total unamortized cost base is the sum of our:
•	full cost pool (including assets associated with retirement obligations); plus,

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
•	estimates for future development costs (excluding liabilities associated with retirement obligations); less,

•	unevaluated properties and their related costs; less,

•	estimates for salvage.
Costs associated with unevaluated properties are excluded from our total unamortized cost base until we have made a determination as to the existence of proved reserves. We review our unevaluated properties at the end of each quarter to determine whether the costs incurred should be reclassified to the full cost pool and, thereby, subject to amortization. Sales and abandonment of natural gas and oil properties are accounted for as adjustments to the full cost pool, with no gain or loss recognized, unless the adjustments would significantly alter the relationship between capitalized costs and proved natural gas and oil reserves. A significant alteration would not ordinarily be expected to occur upon the sale of reserves involving less than 25% of the reserve quantities of a cost center. However, we evaluate each asset sale using both qualitative indicators and quantitative measures to determine whether gain or loss recognition is appropriate.
Under full cost accounting, total capitalized costs (net of accumulated depreciation, depletion and amortization) less related deferred taxes may not exceed an amount equal to the present value of future net revenues from proved reserves, discounted at 10% per annum, plus the lower of cost or fair value of unevaluated properties, plus estimated salvage value less income tax effects (the “ceiling limitation”). We perform a test of this ceiling limitation at the end of each quarter. If our total capitalized costs (net of accumulated depreciation, depletion and amortization) less related deferred taxes are greater than the ceiling limitation, a writedown or impairment of the full cost pool is required. A writedown of the carrying value of the full cost pool is a non-cash charge that reduces earnings and impacts stockholders’ equity in the period of occurrence and typically results in lower depreciation, depletion and amortization expense in future periods. Once incurred, a writedown is not reversible at a later date.
The ceiling test is calculated using natural gas and oil prices in effect as of the balance sheet date, as adjusted for “basis” or location differentials as of the balance sheet date and held constant over the life of the reserves (“net wellhead prices”). If applicable, these net wellhead prices would be further adjusted to include the effects of any fixed price arrangements for the sale of natural gas and oil. Historically, we have used derivative financial instruments to hedge against the volatility of natural gas prices. If our derivative contracts qualify and if they are designated as cash flow hedges under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” then in accordance with SEC guidelines, we would include estimated future cash flows from our hedging program in our ceiling test calculation. Since our derivative contracts ceased to qualify as cash flow hedges during the first quarter of 2006, and since mark-to-market accounting is being applied to all of our open derivative contracts, including those contracts entered into during the first quarter of 2007, our ceiling test calculation at March 31, 2007 did not include the future cash flows from our hedging program. In addition, subsequent to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” the future cash outflows associated with settling asset retirement obligations (“ARO”) are excluded from the computation of the discounted present value of future net revenues for the purposes of the ceiling test calculation.
In calculating our ceiling test at March 31, 2007, we estimated that, using an average net wellhead price of $6.09 per Mcf, the carrying value of our full cost pool exceeded the ceiling limitation by approximately $163.4 million ($104.4 million net of tax). However, since March 31, 2007 and prior to filing this Quarterly Report, the market price for natural gas increased such that, using an average net wellhead price of $6.73 per Mcf on May 1, 2007, no writedown was required.
Unevaluated Properties. The costs associated with unevaluated properties are not initially included in the amortization base and relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination, together with capitalized interest costs for these projects. Unevaluated leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination has been made or upon expiration of a lease. Costs of seismic data are allocated to various unproved leaseholds and transferred to the amortization base with the associated leasehold costs on a specific project basis. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry holes are transferred to the amortization base immediately upon determination that the well is unsuccessful.
We assess all items classified as unevaluated property on a quarterly basis for possible impairment or reduction in value. We assess our properties on an individual basis or as a group if properties are individually insignificant. Our assessment includes consideration of the following factors, among others: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization. We estimate that substantially all of our costs classified as unevaluated as of the balance sheet date will be evaluated and transferred within a four-year period.
Asset Retirement Obligations
The following table summarizes changes in our ARO liability during each of the three-month periods ended March 31, 2007 and 2006. The ARO liability in the table below includes amounts classified as both current and long-term at the end of the respective periods.

	Three Months Ended March 31,
	2007	2006
	(in thousands)
ARO liability at January 1,	$72,782	$119,671
Accretion expense	1,082	1,327
Liabilities incurred – drilling	2,110	1,849
Liabilities incurred – assets acquired	1,722	—
Liabilities settled – assets exchanged/sold	(376)	(30,795)
Changes in estimates	(6)	(76)

ARO liability at March 31,	$77,314	$91,976

Derivative Instruments and Hedging Activities
We account for derivative instruments utilizing Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. To achieve more predictable cash flows and to reduce our exposure to downward price fluctuations, we have historically utilized derivative instruments to hedge future sales prices on a significant portion of our natural gas production. Our derivative instruments are not held for trading purposes. Our hedging policy allows us to implement a wide variety of hedging strategies, including swaps, collars and options. We generally execute derivative contracts with large, creditworthy financial institutions. Although our hedging program is intended to protect a portion of our cash flows from downward price movements, certain hedging strategies, specifically the use of swaps and collars, may also limit our ability to realize the full benefit of future price increases. In addition, because our derivative instruments are typically indexed to the New York Mercantile Exchange (“NYMEX”) price, as opposed to the index price where the gas is actually sold, our hedging strategy may not fully protect our cash flows when there are significant price differentials between the NYMEX price and index price at the point of sale.
At of March 31, 2007, we had entered into natural gas derivative contracts with respect to approximately 46% of our total forecasted production for the remaining nine months of 2007 and approximately 13% of our total forecasted production for 2008. The total estimated fair value of our open natural gas derivative instruments at March 31, 2007 and December 31, 2006 was a liability of $39.4 million and $27.4 million, respectively.
During the first quarter of 2006, our open derivative contracts ceased to qualify for hedge accounting due to a combination of factors, including the loss of correlation with the NYMEX price for certain contracts caused in part by the residual effects of Hurricanes Katrina and Rita during the first three months of 2006 and our entry into a definitive purchase and sale agreement to sell the Texas portion of our Gulf of Mexico assets in February 2006. At March 31, 2007, a net unrealized loss of $14.2 million, net of tax, relating to natural gas derivative contracts remains deferred in accumulated other comprehensive income. This loss represents the fixed value of our remaining open derivative contracts deferred in accumulated other comprehensive income at the time they ceased to qualify for hedge accounting. Over the next 12-month period and at the time when sale of the related natural gas production occurs, we expect to reclassify from accumulated other comprehensive income to earnings a net loss of $9.6 million, net of tax, leaving $4.6 million to be recognized during the remainder of 2008.
During the first three months of 2007, our total loss from hedging activities was $18.7 million, which included a realized loss of approximately $0.1 million on contracts settled during the period and a net unrealized loss of $18.6 million as a result of the change in the fair market value of open contracts, which includes $6.7 million in losses previously fixed and deferred in accumulated other comprehensive income at the time they ceased to qualify for hedge accounting.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Stock-Based Compensation
We account for stock-based compensation in accordance with the fair value recognition provisions of SFAS 123(R), “Share-Based Payment.” Under the fair value recognition provisions of SFAS 123(R), stock-based compensation costs are measured at the grant date based on the value of the award and recognized as expense over the vesting period. The following table summarizes stock compensation expense incurred during each of the three-month periods ended March 31, 2007 and 2006:

	Three Months Ended March 31,
	2007	2006
	(in thousands)
Options	$1,585	$1,687
Restricted stock/units	836	830

Stock compensation expense, gross	2,421	2,517
Amounts capitalized	(665)	(746)

Stock compensation expense, net of amounts capitalized	$1,756	$1,771

Amounts capitalized are categorized as leasehold costs and included as a component of our natural gas and oil property balance or full cost pool. Amounts expensed are included as a component of general and administrative expense. At March 31, 2007, our unrecognized stock compensation expense related to unvested stock options and expected to be recognized over a weighted average one and one half-year period was approximately $6.4 million. At March 31, 2007, our unrecognized compensation expense related to restricted stock and units and expected to be recognized over a weighted average one and one half-year period totaled $7.5 million. These amounts are classified as unearned compensation and included as a component of additional paid-in capital.
The total intrinsic value of options exercised during the three-month periods ended March 31, 2007 and 2006 was $2.7 million and $1.8 million, respectively.
Prior to the effective time of the pending merger with Forest and not more than six business days prior to June 5, 2007, the date of the special meeting of stockholders (see Consolidated Financial Statements, Note 5 – Subsequent Events – Pending Merger with Forest Oil Corporation), all outstanding stock options will vest and become fully exercisable, the restrictions on all outstanding shares of restricted stock will lapse, at which time these shares will become freely transferable, and all restricted units will become fully vested and the underlying shares of our common stock will be issued to the holder. All options with an exercise price per share that is less than the per share merger consideration, referred to as in-the-money options, not exercised prior to the effective time of the merger will be cancelled and cashed-out based on a formula provided for in the merger agreement, and all out-of-the money options not exercised prior to the effective time of the merger will be cancelled. We expect that all of our stock plans will be terminated as of the effective time of the merger.
Income Taxes
We adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (“FIN 48”) as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. Our adoption of FIN 48 did not have a material impact on our results of operations, financial position or liquidity. In connection with our adoption of FIN 48, we recorded a liability for unrecognized tax benefits of approximately $1.3 million, which primarily relates to timing differences associated with our deferred tax balances. In addition, we decreased the January 1, 2007 retained earnings balance by $0.3 million for the cumulative effect of the change in accounting principle related to our unrecognized tax benefits, which would favorably impact the effective income tax rate in future periods, if recognized. There was no material change to the uncertain tax benefits during the three months ended March 31, 2007.
Penalties and interest related to uncertain tax positions are recognized as a component of income tax expense. As of March 31, 2007, we have approximately $0.3 million of accrued interest related to uncertain tax positions, which was recorded in connection with the adoption of FIN 48. Our federal income tax return for the 2004 tax year is currently under examination by the Internal Revenue Service. No adjustments have been proposed as of the current date, and we do not anticipate a significant change in the amount of

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
uncertain tax benefits during the next twelve months. The tax years 2003 – 2006 remain open to examination by the relevant taxing authorities. In addition, approximately $73.3 million of our net operating losses generated prior to 2003 may be subject to adjustment by the taxing authorities.
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures regarding fair value measurements. SFAS 157 does not add any new fair value measurements, but it does change current practice and is intended to increase consistency and comparability of such measurements. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Any amounts recognized upon adoption as a cumulative effect adjustment will be recorded to the opening balance of retained earnings in the year of adoption. We are currently evaluating the impact of adopting SFAS 157 on our financial statements and do not expect the interpretation will have a material impact on our results of operations or financial position.
In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of SFAS 115.” SFAS 159 permits an entity to make an irrevocable election to measure most financial assets and financial liabilities at fair value. The fair value option may be elected on an instrument-by-instrument basis, with certain exceptions, as long as it is applied to the instrument in its entirety. Changes in fair value would be recorded in income. SFAS 159 establishes presentation and disclosure requirements intended to help financial statement users understand the effect of the entity’s election on earnings. SFAS 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007 and interim periods within those fiscal years. We are currently evaluating the impact of adopting SFAS 159 on our financial statements and do not expect the interpretation will have a material impact on our results of operations or financial position.
NOTE 2 — Long-Term Debt and Notes

	March 31, 2007	December 31, 2006
	(in thousands)
Senior Debt:
Revolving credit facility, due November 30, 2010	$—	$—
Subordinated Debt:
7% senior subordinated notes, due June 15, 2013	175,000	175,000

Total long-term debt and notes	$175,000	$175,000

At March 31, 2007, the quoted market value of our $175 million of 7% senior subordinated notes was 100.25% of the $175 million carrying value, or $175.4 million. At December 31, 2006, the quoted market value of our $175 million of 7% senior subordinated notes was 98.5% of the $175 million carrying value, or $172.4 million.
Revolving Credit Facility
We maintain a revolving credit facility with a syndicate of lenders led by Wachovia Bank, National Association, as issuing bank and administrative agent, The Bank of Nova Scotia and Bank of America as co-syndication agents and BNP Paribas and Comerica Bank as co-documentation agents. The facility provides us with a commitment of $750 million, which may be increased at our request and with prior approval from the required lenders to a maximum of $850 million. Amounts available for borrowing under the credit facility are limited to a borrowing base that is redetermined semi-annually on April 1st and October 1st. Up to $60 million of our borrowing base is available for the issuance of letters of credit. As of March 31, 2007, our borrowing base was $500 million. Effective April 1, 2007, our current $500 million borrowing base was reaffirmed until the next scheduled semi-annual redetermination on October 1, 2007. Outstanding borrowings under the revolving credit facility are secured by substantially all of our natural gas and oil assets as well as certain other assets and rank senior in right of payment to our $175 million of 7% senior subordinated notes. The facility matures on November 30, 2010. At March 31, 2007, we had no outstanding borrowings under the credit facility and $0.3 million in outstanding letter of credit obligations. Although we had no outstanding indebtedness under our bank credit facility as of March 31, 2007 or as of the date of this Quarterly Report, consummation of the pending merger with Forest will require the refinancing or repayment of any outstanding indebtedness thereunder.

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Our revolving credit facility contains customary financial and other covenants that place restrictions and limits on, among other things, the incurrence of debt, guarantees, liens, leases and certain investments. The credit facility also restricts and limits our ability to pay cash dividends, purchase or redeem our stock, and sell or encumber our assets. At March 31, 2007 and December 31, 2006, we were in compliance with all covenants.
Senior Subordinated Notes
On June 10, 2003, we issued $175 million of 7% senior subordinated notes due June 15, 2013. The notes bear interest at a rate of 7% per annum with interest payable semi-annually on June 15 and December 15. We may redeem the notes at our option, in whole or in part, at any time on or after June 15, 2008, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, plus a specified premium that decreases yearly from 3.5% in 2008 to 0% in 2011 and thereafter. The notes are general unsecured obligations and rank subordinate in right of payment to all of our existing and future senior debt, including the revolving bank credit facility, and will rank senior or equal in right of payment to all of our existing and future subordinated indebtedness.
The indenture governing the notes contains customary financial and other covenants that place restrictions and limits on, among other things, the incurrence of additional indebtedness, repayment of certain other indebtedness, guarantees, liens, and certain investments. The indenture also restricts and limits our ability to pay dividends or make certain other distributions, repurchase our stock, and sell or encumber our assets. In addition, upon the occurrence of a change of control (as defined in the indenture and including our pending merger with Forest), the obligor or successor obligor on the notes will be required to offer to purchase the notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest and liquidated damages, if any. At March 31, 2007 and December 31, 2006, we were in compliance with all covenants under the indenture governing the notes.
At the request of Forest, and in connection with the pending merger, we commenced a tender offer and consent solicitation to repurchase any or all of the notes immediately prior to the completion of the merger. See Consolidated Financial Statements, Note 5 – Subsequent Events – Tender Offer and Consent Solicitation for $175 Million of 7% Senior Subordinated Notes due 2013.
NOTE 3 — Commitments and Contingencies
Legal Proceedings
On June 22, 2006, the City of Monroe Employees’ Retirement System filed a purported class action lawsuit in the District Court of Harris County, Texas, on behalf of itself and all of the company’s other public shareholders, against the company and its directors. The plaintiff alleges that the defendants breached their fiduciary duties of loyalty and due care to the class in connection with our response to an unsolicited proposal by JANA Partners LLC to purchase the company. The plaintiff subsequently amended its petition as a derivative claim and requested that the court order the defendants to comply with their fiduciary duties, respond in good faith to potential offers, and establish a committee of independent directors to evaluate strategic alternatives and take decisive steps to maximize shareholder value. The plaintiff also seeks to invalidate our shareholder rights plan or require the defendants to rescind or redeem such plan. Finally, the plaintiff seeks compensatory and punitive damages, as well as attorneys’ and experts’ fees. In October 2006, the judge denied the defendants’ motion to abate or special exceptions. Although this ruling allows the plaintiff’s claim to survive beyond the pleadings stage, it has no bearing on the merits of the case. In January 2007 and following our entry into the merger agreement with Forest, the plaintiff further amended its petition, adding a new class-action claim challenging the strategic alternatives review process conducted by us and the adequacy of the merger consideration agreed upon in the merger agreement, and naming Forest as a defendant. The plaintiff also seeks to enjoin the merger, asserting that our directors’ decision to enter into the merger with Forest constitutes a breach of fiduciary duties. We believe this lawsuit is without merit, and we intend to vigorously defend against it. Although it is too soon to predict the outcome of this lawsuit or the time to resolution, we do not believe that it will have a material adverse effect on our financial position, results of operations or cash flows.
In 2004, we filed a lawsuit and initiated an arbitration proceeding against several parties related to a builder’s risk insurance policy and insurance claims associated with the installation and repair of certain facilities at the South Timbalier Block 317A offshore platform. Our claims include (i) breach of the insurance contract for denial of coverage; (ii) alternatively, if there is no coverage, failure to procure an insurance policy providing the coverage; (iii) conversion and fraud associated with the overcharge of insurance premiums; and (iv) violations of the Texas Insurance Code. The underwriters and the

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
insurance broker filed counterclaims against us seeking attorneys’ fees, alleging that our claims under the Texas Insurance Code were groundless or brought in bad faith or for the purpose of harassment. In June 2006, the court granted our motion for summary judgment on one of the principal issues in the lawsuit, finding that our claims for standby expenses arising out of repairs to the platform were covered by the policy. In September 2006, the Underwriters amended their counterclaim against us, alleging fraud and breach of the insurance contract regarding the manner in which the claims were presented. The underwriters seek to have the insurance policy declared void and to recover approximately $2.2 million paid under the policy, plus punitive damages, costs and attorneys’ fees. In October 2006, the insurance broker amended its counterclaim, seeking unspecified damages for libel on the grounds that we acted with malice and knowledge of falsity in reporting his alleged mishandling of settlement funds to the Texas Insurance Commission. Substantial discovery has occurred. The arbitration is currently in abeyance pending the outcome of the litigation, and the lawsuit is currently set for trial in July 2007. We believe the counterclaims are without merit, and we are vigorously defending the allegations against us and continuing to pursue our claims against the defendants. At this time, management cannot reasonably estimate whether a loss may be incurred with respect to this matter or the amount or range of any potential loss; however, we do not believe that our liability, if any, associated with this matter will have a material adverse effect on our financial position, results of operations or cash flows.
In addition to the foregoing, we are involved from time to time in various other claims and legal or governmental proceedings incidental to our business. In the opinion of management, the ultimate liability, if any, associated with these matters is not expected to have a material adverse effect on our financial position, results of operations or cash flows.
Severance Tax Refund
During July 2002, we applied for and received from the Railroad Commission of Texas a “high-cost/tight-gas formation” designation for a portion of our South Texas production. For qualifying wells, production is either exempt from tax or taxed at a reduced rate until certain capital costs are recovered. For the three months ended March 31, 2007 and 2006, we recognized as reductions to severance tax expense refunds of prior period severance tax payments of $3.4 million and $1.4 million, respectively. At March 31, 2007 and December 31, 2006, our current receivables include $5.7 million and $2.0 million, respectively, in gross refunds, of which we estimate approximately 70%, or $4.0 million and $1.4 million, respectively, relate to our net revenue interest. Beginning September 1, 2003, all refunds issued by the State of Texas are to be made in the form of a reduction to or credit against our current severance tax liability rather than in the form of a cash reimbursement.
Operating Leases
We have entered into non-cancelable operating lease agreements in the ordinary course of our business activities. These leases include those for our office space at 1100 Louisiana Street in Houston, Texas, and at 700 17th Street in Denver, Colorado, together with various types of office equipment (such as copiers and fax machines). The terms of these agreements have various expiration dates from 2007 through 2010. Future minimum lease payments for the remainder of 2007 and each of the subsequent three years from 2008 through 2010 are $1.4 million, $1.9 million, $1.1 million and less than $0.1 million, respectively.
Letters of Credit
We had $0.3 million in letters of credit outstanding at each of March 31, 2007 and December 31, 2006.
Drilling Contracts
At of March 31, 2007, we had one drilling rig located in East Texas under a long-term contract. Under this contract we are obligated for up to an estimated $5.3 million in fees for the use of the rig until expiration of the contract in February 2008.
Postretirement Benefit Obligation
We maintain a Supplemental Executive Retirement Plan (“SERP”) to provide retirement benefits to certain management level or other highly compensated employees. Our SERP is an unfunded, non-tax qualified defined benefit pension plan, with participation currently limited to only our executive officers. Participants in the SERP will be entitled to a monthly retirement benefit payable for life. At March 31, 2007 and December 31, 2006, our total unfunded benefit obligation was a liability of $5.3 million and $5.1 million, respectively, and we had prior service costs and net actuarial losses, net of tax, of

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
$2.2 million for each respective period-end, deferred as a component of accumulated other comprehensive income. Assuming the termination of employment of each of our executive officers as of June 30, 2007 following the merger with Forest, the total lump sum that would be payable under the SERP is estimated to be approximately $3.2 million. Pursuant to the terms of the merger agreement, Forest will assume this payment obligation under our SERP as of the effective time of the merger.
NOTE 4 — Acquisitions and Dispositions
Property Exchange — 2007
On March 9, 2007, we completed a non-cash producing property exchange with Questar Exploration and Production Company. The properties exchanged had an agreed upon fair value of approximately $11.5 million as of the January 1, 2007 effective date of the exchange. In connection with the exchange transaction, we transferred to Questar 58 producing wells with an average working interest of 16% and net proved reserves of 4.6 Bcfe as of January 1, 2007, covering approximately 15,600 gross (4,000 net) developed and undeveloped acres located in primarily the Wilburton and South Panola Fields of Latimer County, Oklahoma. Questar transferred to us 31 producing wells with an average working interest of 83% and net proved reserves of 10.4 Bcfe as of January 1, 2007, covering approximately 4,100 gross (3,400 net) developed and undeveloped acres primarily located in the Willow Springs Field of Gregg County, Texas where we have existing operations. In accordance with full cost accounting, no book gain or loss was recognized on the exchange transaction.
Sale of Gulf of Mexico Assets — 2006
On March 31, 2006, we completed the sale of the Texas portion of our Gulf of Mexico assets. Pursuant to the purchase and sale agreement dated February 28, 2006 between us, as seller, and various partnerships affiliated with Merit Energy Company, as buyer, the gross sale price was $220 million. The net cash proceeds received from the sale of these assets totaled approximately $190.8 million after various customary closing items, including the adjustment for operations related to the properties after January 1, 2006, the effective date of the transactions. Of the total net proceeds, approximately $140.1 million was received for assets acquired by various partnerships affiliated with Merit Energy Company. In addition, approximately $43.1 million and $7.6 million were received from Hydro Gulf of Mexico, L.L.C. and Nippon Oil Exploration U.S.A. Ltd., respectively, pursuant to the exercise of their preferential rights to acquire certain working interests offered for sale. The Texas portion of our Gulf of Mexico assets accounted for approximately 18% of our 2005 production and represented an estimated 58.5 Bcfe, or 7% of our total proved reserves at December 31, 2005. Of the $190.8 million in net cash proceeds received from the sale of our Texas Gulf of Mexico assets, we used $158 million to repay and reduce outstanding borrowings under our revolving credit facility, deposited $9.5 million with a qualified intermediary for potential reinvestment in like-kind exchange transactions under Section 1031 of the Internal Revenue Code, and used substantially all of the $23.3 million balance for working capital purposes. In accordance with full cost accounting, no gain or loss was recognized on the sale. The net proceeds of $190.8 million were recorded as a reduction to the full cost pool.
On June 1, 2006, we completed the sale of substantially all of our Louisiana Gulf of Mexico assets for a gross sale price of $590 million. The sale of a substantial majority of these assets to various partnerships affiliated with Merit Energy Company was completed on May 31, 2006 pursuant to a purchase and sale agreement dated April 7, 2006, and the sale of certain working interests to Nippon Oil Exploration U.S.A. Ltd. and Chevron USA Inc. was completed on June 1, 2006 pursuant to the exercise of preferential purchase rights. The aggregate net cash proceeds received from the sale of these assets totaled approximately $530.8 million after customary closing items, including the preliminary adjustment for operations related to the properties after January 1, 2006, the effective date of the transactions. Of the total net proceeds, approximately $510.2 million was received from various partnerships affiliated with Merit Energy Company, and approximately $16.6 million and $4.0 million was received from Nippon Oil Exploration U.S.A. Ltd. and Chevron USA Inc., respectively.
At December 31, 2005, proved reserves associated with these assets were estimated at 186.1 Bcfe, and production associated with these assets accounted for approximately 22% of our 2005 production and 27% of our production during the first six months of 2006. The sale transactions did not include 18 Louisiana offshore blocks retained by us. Of these 18 blocks, eight expired subsequent to the sales transactions, two were drilled during 2006, resulting in two successful exploratory wells, and eight remain classified as undeveloped at the end of the first quarter of 2007.
Of the $530.8 million in net cash proceeds received from the sale of the Louisiana portion of our Gulf of Mexico assets, $314.2 million was deposited directly with qualified intermediaries for potential reinvestment in like-kind exchange

THE HOUSTON EXPLORATION COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
transactions under Section 1031 of the Internal Revenue Code, and substantially all of the $216.6 million balance, associated with properties sold outside the like-kind exchange arrangement, was used to reduce outstanding borrowings under our revolving credit facility. In accordance with full cost accounting, no gain or loss was recognized on the sale. The net proceeds of $530.8 million were recorded as a reduction to the full cost pool.
The sale of certain of our Gulf of Mexico properties accelerated the payment of a net profits interest to the predecessor owner of properties acquired by us in October 2003, for which we paid approximately $21.0 million during August 2006. The payment was accounted for as a purchase price adjustment in connection with the original acquisition of the properties and recorded as an addition to natural gas and oil properties.
NOTE 5 — Subsequent Events
Pending Merger Agreement with Forest Oil Corporation
Houston Exploration and Forest have scheduled special meetings of stockholders on June 5, 2007 to consider and vote on matters associated with the merger. Houston Exploration stockholders of record as of the close of business on April 30, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. Please read the definitive joint proxy statement / prospectus of Houston Exploration and Forest dated May 1, 2007.
Tender Offer and Consent Solicitation for $175 Million of 7% Senior Subordinated Notes due 2013
On May 2 2007, we commenced a cash tender offer for any or all of our outstanding $175 million aggregate principal amount of 7% senior subordinated notes due 2013 on the terms and subject to the conditions set forth in our offer to purchase and consent solicitation statement dated May 2, 2007. In connection with the offer to repurchase, we are also soliciting consents for proposed amendments to the indenture under which the notes were issued that would eliminate most of the restrictive covenants and events of default contained in the indenture. The first supplemental indenture will not be executed unless and until we have received consents from holders of a majority of the outstanding principal amount of the notes, and the amendments will not become operative unless and until we have accepted the notes for purchase pursuant to the offer to purchase. Holders who consent to the proposed amendments will be required to tender their notes.
Consummation of the offer is subject to the satisfaction or waiver of a number of conditions set forth in the offer to purchase, including the satisfaction or waiver of all conditions to completion of our pending merger with Forest and execution of the first supplemental indenture. The offer to purchase will expire at 5:00 p.m. Eastern time on June 5, 2007, unless extended or terminated by us. The consent solicitation will expire at 5:00 p.m. Eastern time on May 21, 2007, unless extended.
The consideration to be paid by us for each $1,000 principal amount of notes tendered and accepted for payment is $1,010.00, plus accrued and unpaid interest. In addition, a consent payment in the amount of $2.50 per $1,000 principal amount of notes will be paid to those holders who consent to the proposed amendments prior to the consent deadline. We expect to pay the total consideration of $1,012.50, plus accrued and unpaid interest, to consenting holders promptly following both the expiration time and the satisfaction or waiver of the conditions to closing of the offer. Assuming all of the holders validly tender their notes and deliver their consents, the aggregate consideration to be paid by us in connection with the tender offer and consent solicitation, including the payment of the accrued interest and all related fees and expenses, will be approximately $183.0 million. We expect to fund this payment with cash on hand and borrowings under our revolving credit facility. In the event the merger is not consummated, Forest has agreed to reimburse us for all expenses and indemnify us against certain liabilities associated with the repurchase.